Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First Mutual Bancshares, Inc.

We consent to the incorporation by reference in the First Mutual Bancshares, Inc. 2000 Stock Option and Incentive Plan Registration Statement on Form S-8 filed July 7, 2000, of our report dated March 10, 2006, with respect to the consolidated statement of financial condition of First Mutual Bancshares, Inc. and Subsidiaries as of December 31, 2005 and December 31, 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for the three years ended December 31, 2005, and in our same report, with respect to First Mutual Bancshares, Inc., management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is included in the annual report on Form 10-K of First Mutual Bancshares, Inc., for the year ended December 31, 2005.

/s/ Moss Adams LLP

Everett, Washington
March 10, 2006